Exhibit 8.2

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

April 1, 2005

USF Corporation

8550 W. Bryn Mawr Avenue

Suite 700

Chicago, Illinois 60631

Ladies and Gentlemen:

We have acted as special counsel to USF Corporation, a corporation organized under the laws of Delaware (“USF”), in connection with the merger (the “Merger”) of USF with and into Yankee II LLC (“Sub”), a limited liability company organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Yellow Roadway Corporation, a Delaware corporation (“Yellow Roadway”), pursuant to the Agreement and Plan of Merger, dated as of February 27, 2005, by and among USF, Yellow Roadway and Sub (the “Merger Agreement”). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of Yellow Roadway, including the proxy statement/prospectus of Yellow Roadway and USF contained therein (the “Registration Statement”). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from Yellow Roadway and Sub and from USF to us both dated April 1, 2005 (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the representations made in the Representation Letters are, and will be as of the Effective Time, true and complete, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the Representation Letters have been executed by appropriate and authorized officers of Yellow Roadway, Sub and USF.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States Federal income tax law which may change prior to the effective date of the Merger, that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Yellow Roadway and USF will be a party to that reorganization within the meaning of Section 368(b) of the Code.

Very truly yours,

/s/    SULLIVAN & CROMWELL LLP